Exhibit 99.1

24/7 REAL MEDIA REPORTS STRONG Q1 RESULTS

COMPANY EXCEEDS FIRST QUARTER REVENUE AND PRO FORMA EARNINGS GUIDANCE

RAISES GUIDANCE FOR FULL-YEAR 2005

First Quarter Highlights:

•                  Revenue of $29.1 million, an increase of 67% over the comparable period in 2004.

•                  Pro forma operating income of $0.03 per share compared with $0.01 per share in Q1 of 2004; GAAP net loss $0.01 per share versus a loss of $0.02 per share in Q1 of 2004.

•                  Global roll-out of award-winning Search Engine Marketing platform.

•                  Opening of Tokyo branch office.

•                  Inaugural Quarterly Behavioral Targeting Research Report published.

NEW YORK – May 4, 2005 — 24/7 Real Media, Inc. (Nasdaq: TFSM), a pioneer in interactive marketing and technology, today announced financial results for the first quarter ended March 31, 2005.  Revenue for the first quarter of 2005 was $29.1 million, a sequential gain of 6% from the $27.5 million reported during the fourth quarter of 2004, and an increase of 67% over the $17.4 million reported for the first quarter of 2004.

Pro forma operating income(1) for the first quarter of 2005 was $1.3 million, or $0.03 per share.  This compares with pro forma operating income of $0.3 million, or $0.01 per share, for the first quarter of 2004.

Net loss computed in accordance with generally accepted accounting principles (GAAP) for the first quarter of 2005 was a loss of $0.4 million, or $0.01 per share, compared with a loss of $0.5 million, or $0.02 per share, for the first quarter of 2004.

“The Company enjoyed an outstanding first quarter, substantially growing revenues and improving operating performance during what is traditionally a seasonally weak period,” stated David J. Moore, chairman and chief executive officer of 24/7 Real Media.  “We continued making progress on key initiatives, including the global roll-out of our critically acclaimed Search Engine Marketing franchise, the opening of our Tokyo office, and the inaugural publishing of our Quarterly Behavioral Targeting Research Report.”

“All our businesses are performing very well.  For the balance of 2005, we are poised to continue capitalizing on the positive trends in the market, including increased spending online and the rapid growth of paid search,” Mr. Moore concluded.

Segment Overview

Revenue in the Media Solutions segment climbed 42% to $14.2 million in the first quarter of 2005 from $10.0 million in the first quarter of 2004.  Gross margins were 32.3%, in-line with the long-term guidance of approximately 30%.

Search Solutions revenue advanced 219% to $9.6 million from $3.0 million in the first quarter of 2004. Gross margins for the segment were 31.1% in the first quarter of 2005.  Year-over-year comparisons for this segment are influenced by the acquisition of Decide Interactive in the third quarter of 2004.

Technology Solutions revenue climbed 20% to $5.2 million in the first quarter of 2005 from $4.3 million in the first quarter of 2004.  Technology revenue benefited from a greater volume of impressions, a level

(1) Pro forma operating income is a non-GAAP financial measure.  24/7 Real Media believes pro forma reporting provides meaningful insight into the Company’s ongoing economic performance and therefore uses pro forma reporting internally to assist in evaluating and managing the Company’s operations.  A full reconciliation of GAAP net income to pro forma operating income appears in the financial statement portion of this release.

higher than what would be expected given the seasonal trends typical of the first quarter.  Technology gross margins remained stable at 81.0%.

Guidance

The Company expects second quarter revenue for 2005 to be between $30 million and $31 million, the mid-point of which represents an increase of 56% from second quarter 2004 revenue of $19.6 million.  The Company expects diluted pro forma operating income per share in the second quarter of 2005 to be between $0.03 and $0.04 per share.

The Company now anticipates full year 2005 revenue to be in the range of $118 million to $123 million, the mid-point of which represents an increase of 41% from revenue of $85.3 million in 2004.  The Company anticipates pro forma per share earnings for the full year of $0.14 to $0.17.

In conjunction with this release, a conference call will be held at 8:30 a.m. EDT on Thursday, May 5 to discuss these results. The call will be broadcast live over the Internet at www.247realmedia.com/about/investor.  Please allow extra time to visit our Web site prior to the call and download the streaming media software required to listen to the Internet broadcast.  The online replay of the broadcast should be available within two hours following the live call and will be available for three weeks.

About 24/7 Real Media, Inc.:

24/7 Real Media, a pioneer in interactive marketing and technology, targets and delivers audiences for publishers and marketers.  Our customers generate increased revenue and profits through media and search services, coupled with one seamless platform of serving, targeting, tracking and analytics technologies.  The company is headquartered in New York, with offices in other major U.S. cities, Canada, Europe and Asia. For more information, please visit www.247realmedia.com.  24/7 Real Media: Delivering Today. Defining Tomorrow.

Caution concerning forward-looking statements:

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For instance, words such as “expects,” “anticipates,” “predicts,” “guidance” and similar expressions identify forward-looking statements. Forward-looking statements also include any other passages that relate to expected future events or trends that can only be evaluated by events or trends that will occur in the future.  Some of the forward-looking statements in this news release include, without limitation, statements regarding the expected financial performance for the second quarter of 2005 and for the full year 2005.  Investors are cautioned not to place undue reliance upon these forward-looking statements, which speak only as to the date of this release. Except as required by law, 24/7 Real Media undertakes no obligation to update any forward-looking or other statements in this news release, whether as a result of new information, future events or otherwise.  The forward-looking statements are based on the opinions and estimates of management at the time the statements were made and are subject to substantial risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. These substantial risks and uncertainties include, among others, the risks that the company may not successfully complete the integration of Real Media Korea and Decide Interactive, both of which it acquired in 2004; that it may incur unforeseen expenses or loss of revenue relating to such acquisitions; geopolitical, exchange rate and other risks associated with international operations, which currently comprise the majority of the Company’s revenue; the potential loss of key employees and inability to attract qualified new employees due to a very competitive and tightening job market; risks that the Company’s technology will fail to scale to meet the increasing demands brought about by increased business levels; risk that the Company’s technology services will be disrupted by terrorist attack or malicious intrusion, and that the Company’s back-up facilities and disaster recovery plans will not be sufficient when needed; customer concentration risks; unanticipated loss of clients or delays in anticipated business; the potential for enhanced competition from companies with substantially greater resources than those of the Company; potential deterioration or slower-than-expected growth in the Internet advertising market; the very short-term nature of the company’s contracts with clients; and the uncertainties, potential costs, and possible business impacts of potential new legislation, litigation or regulatory investigation involving the company. More information about factors that could cause actual results to differ materially from those predicted in the Company’s forward-looking statements, as well as additional information regarding the Company’s business and financial results and condition, is set out in its annual report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission, and will be set out in its Quarterly Report on Form 10-Q for the three months ended March 31, 2005, which the Company expects to file with the Securities and Exchange Commission on or before May 16, 2005.  Investors are strongly encouraged to read the Company’s Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission in their entirety.

For more information, please contact:

24/7 Real Media, Inc. Investor Relations Julie Tu Financial Relations Board Telephone: 212-231-7990 Email: jtu@financialrelationsboard.com

24/7 Real Media, Inc. Media Relations Tammy Fang Weber Shandwick Worldwide Telephone: 212-445-8064 Email: tfang@webershandwick.com

24/7 REAL MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three months ended March 31,
	2005	2004
	(unaudited)

Revenues:
Media	$14,229	$10,023
Search	9,622	3,016
Technology	5,219	4,342
Total revenues	29,070	17,381

Cost of revenues:
Media	9,627	6,983
Search	6,632	2,458
Technology	992	822
Total cost of revenues	17,251	10,263

Gross profit	11,819	7,118

Operating expenses:
Sales and marketing	5,290	3,316
General and administrative	4,584	2,982
Product development	1,242	1,051
Other expenses:
Amortization of intangible assets and deferred financing costs	1,140	788
Stock-based compensation	513	199
Restructuring costs	973	—
Total operating expenses	13,742	8,336
Operating loss	(1,923)	(1,218)

Interest income (expense), net	(88)	(182)
Change in fair value of warrant liability	150	928
Recovery of investment	2,100	—
Impairment of investment	(588)	—
Other income (expense), net	(46)	180

Loss before income taxes	(395)	(292)

Provision for income taxes	(11)	(100)

Net loss	(406)	(392)

Dividends on preferred stock	(12)	(118)
Net loss attributable to common stockholders	$(418)	$(510)

	Three months ended March 31,
	2005	2004
	(unaudited)

Basic and diluted net loss attributable to common stockholders per share	$(0.01)	$(0.02)

Weighted average shares used in basic and diluted calculation	44,831,154	25,618,029

Pro forma:

Operating income (a)	1,301	257

Diluted operating income per share	$0.03	$0.01

Weighted average shares used in diluted calculation	49,960,553	36,725,253

(a) Proforma operating income excludes certain other expenses computed as follows:

Operating loss	$(1,923)	$(1,218)
Excluding:
Amortization of intangible assets and deferred financing costs	1,140	788
Stock-based compensation	513	199
Restructuring costs	973	—
Depreciation	598	488
Pro forma operating income	$1,301	$257

24/7 REAL MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	March 31,	December 31,
	2005	2004
	(unaudited)

Cash	$30,047	$27,690
Accounts receivable	27,595	28,224
Total current assets	63,682	62,500
Total assets	123,024	121,398
Accounts payable and accrued liabilities	29,712	28,233
Deferred revenue	3,040	3,222
Total current liabilities	40,252	38,955
Long term debt	6,584	6,431
Total liabilities	47,545	46,130
Total stockholders’ equity	75,479	75,268